Exhibit 3.275

MARK C. CHRISTIE COMMISSIONER JAMES C. DIMITRI COMMISSIONER JUDITH WILLIAMS JAGDMANN COMMISSIONER	JOEL H. PECK CLERK OF THE COMMISSION P.O. BOX 1197 RICHMOND, VIRGINIA 23218-1197
The attached documents are the best available from microfilm.
The original documents submitted for filing were not suitable for microfilming.
Tyler Building, 1300 East Main Street, Richmond, VA 23219-3630
Clerk’s Office (804) 371-9733 or (866) 722-2551 (toll-free in Virginia) www.scc.virginia.gov/clk
Telecommunications Device for the Deaf-TDD/Voice: (804) 371-9206

ARTICLES OF INCORPORATION
OF
PHC-MARTINSVILLE, INC.
     The undersigned, pursuant to the Virginia Stock Corporation Act (the “Act”), states as follows:
     1. The name of the corporation is PHC-Martinsville, Inc. (the “Corporation”).
     2. The number of shares the Corporation is authorized to issue is One Thousand (1,000), all of which are a par value of $.01 dollars each and are of the same class and are to be Common shares.
     3. The name of the corporation’s initial registered agent is National Registered Agents, Inc.
     4. The initial registered agent is a domestic or foreign stock or nonstock corporation, limited liability company or registered limited liability partnership authorized to transact business in Virginia.
     5. The corporation’s initial registered office address, which is the business office of the initial registered agent, is 526 King Street, Suite 423 Alexandria, Virginia 22314.
     6. The registered office is physically located in the City of Alexandria.
     7. The names and addresses of the individuals who are to serve as the initial directors are:

Martin S. Rash	105 Westwood Place, Suite 400
Brentwood, Tennessee 37027

Howard T. Wall	105 Westwood Place, Suite 400
Brentwood, Tennessee 37027.
     8. (a) A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) acts or omissions not in good faith or which involve willful misconduct or a knowing violation of law, or (iii) unlawful insider trading or manipulation of the market under Section 13.1-692 of the Act, as amended from time to time.

     (b) If the Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended. Any repeal or modification of the foregoing by the shareholders shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
     9. (a) The-Corporation shall indemnify, and upon request shall advance expenses to, in the manner and to the full extent permitted by law, any officer or director (or the estate of any such person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee or employee of another corporation, partnership, joint venture, trust or other enterprise (an “indemnitee”). The Corporation may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against him or her. To the full extent permitted by law, the indemnification and advances provided for herein shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement to the full extent permitted by law, both as to action in his official capacity and as to action in another capacity while holding such office. Notwithstanding the foregoing, the Corporation shall not indemnify any such indemnitee (1) in any proceeding by the Corporation against such indemnitee: or (2) if a judgment or other final adjudication adverse to the indemnitee establishes his liability for (i) any breach of the duty of loyalty to the Corporation or its shareholders, (iii) acts or omissions not in good faith or which involve willful misconduct or a knowing violation of law, or (iii) unlawful insider trading or manipulation of the market under Section 13.1-692 of the Act.
     (b) The rights to indemnification and advancement of expenses set forth in paragraph 9(a) above are intended to be greater than those which are otherwise provided for in the Act, are contractual between the Corporation and the person being indemnified, his heirs, executors and administrators, and with respect to paragraph 9(a), are mandatory, notwithstanding a person’s failure to meet the standard of conduct required for permissive indemnification under the Act, as amended from time to time. The rights to indemnification and advancement of expenses set forth in paragraph 9(a) above are nonexclusive of other similar rights which may be granted by law, these Articles of Incorporation, the bylaws, a resolution of the board of directors or shareholders of the Corporation, or an agreement with the Corporation, which means of indemnification and advancement of expenses are hereby specifically authorized.
     (c) Any repeal or modification of the provisions of this paragraph 9 either directly or by the adoption of an inconsistent provision of these Articles of Incorporation, shall not adversely affect any right or protection set forth herein existing in favor of a particular individual at the time of such repeal or modification. In addition, if an amendment to the Act limits or restricts in any way the indemnification rights permitted by law as of the date hereof, such amendment shall apply only to the extent mandated by law and only to activities of persons subject to indemnification under this paragraph 9 which occur subsequent to the effective date of such amendment.

Howard T. Wall, Incorporator

COMMONWEALTH OF VIRGINIA
STATE CORPORATION COMMISSION
January 29, 2002
The State Corporation Commission has found the accompanying articles submitted on behalf of
PHC-Martinsville, Inc.
to comply with the requirements of law, and confirms payment of all required fees.

Therefore, it is ORDERED that this

CERTIFICATE OF INCORPORATION
be issued and admitted to record with the articles of incorporation in the Office of the Clerk of the Commission, effective January 29, 2002.
The corporation is granted the authority conferred on it by law in accordance with the articles, subject to the conditions and restrictions imposed by law.

STATE CORPORATION COMMISSION
By
Commissioner

Commonwealth of Virginia

State Corporation Commission

I Certify the Following from the Records of the Commission:

The foregoing is a true copy of all documents constituting the charter of PHC-Martinsville, Inc. on file in the Clerk's Office of the Commission.

Nothing more is hereby certified.

STATE CORPORATION COMMISSION
VIRGINIA
SIC SEMPER TYRANNIS
1903

Signed and Sealed at Richmond on this Date:
March 15, 2011

Joel H. Peck

Joel H. Peck, Clerk of the Commission